Exhibit (q)

POWER OF ATTORNEY

I, the undersigned Trustee or officer of Stone Harbor Investment Funds, hereby severally constitute and appoint each of Thomas W. Brock, James J. Dooley, Adam J. Shapiro and Peter J. Wilby, and each of them singly, with full powers of substitution and resubstitution, my true and lawful attorney, with full power to him to sign for me, and in my name and in the capacity indicated below, any and all amendments (including pre- and post-effective amendments) to the Registration Statement of Stone Harbor Investment Funds on Form N-1A and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof.

Name:	Capacity:	Date:

/s/ Alan Brott	Trustee	June 21, 2007
Alan Brott

/s/ Heath B. McLendon	Trustee	June 21, 2007
Heath B. McLendon

/s/ Patrick Sheehan	Trustee	June 21, 2007
Patrick Sheehan

/s/ Thomas W. Brock	Trustee	June 21, 2007
Thomas W. Brock

/s/ Peter J. Wilby	President	June 21, 2007
Peter J. Wilby

/s/ James J. Dooley	Chief Financial Officer	June 21, 2007
James J. Dooley	Treasurer